Ascendiant CAPITAL GROUP, LLC

September 14, 2009

Mr. Thomas Sandgaard, CEO
Mr. Fritz Allison, CFO
Zynex, Inc.
8022 Southpark Circle, Suite 100
Littleton, CO 80120

Gentlemen,

This is to document our agreement to the following:

In consideration for:

- Ascendiant Capital Group, LLC exercising, by September 30, 2009, its remaining 329,687 Zynex, Inc. warrants at a cash exercise price of $.32 per share; and

- Ascendiant Capital Group, LLC providing road show services for the balance of 2009 to Zynex, Inc. (pursuant to the terms of the mutually executed Advisory Services Agreement dated May 31, 2007) without any cash fees;

Client shall issue and deliver to Ascendiant, concurrent with Ascendiant's purchase of the shares underlying the warrants, a certificate for 100,000 shares of Zynex, Inc. restricted common stock.

Thank you,

Bradley J. Wilhite

Bradley J. Wilhite
Managing Director

Acknowledged and Agreed:

Zynex, Inc.

____

By: Thomas Sandgaard
Its: Chief Executive Officer
Date: ________________________